Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

August 10, 2026

GEN Restaurant Group, Inc.

11480 South Street, Suite 205

Cerritos, CA 90703

Ladies and Gentlemen:

We have acted as counsel to GEN Restaurant Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated August 10, 2026 (the “Prospectus Supplement”) to the prospectus dated May 27, 2026 (together with the Prospectus Supplement, the “Sales Agreement Prospectus”), relating to the offering of up to $3,740,000 of shares of Class A common stock, $0.001 par value per share (“Common Stock”), that may be issued and sold (the “Sales Agreement Shares”) under a Sales Agreement entered into by the Company with Roth Capital Partners, LLC on August 10, 2026 (the “Sales Agreement”). The Sales Agreement Prospectus forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-296041) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 20, 2026 under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

As counsel for the Company, we are familiar with the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended to the date hereof, and we have reviewed originals, or copies certified or otherwise authenticated to our satisfaction, of (i) the Registration Statement, (ii) the Sales Agreement Prospectus, (iii) the Sales Agreement, and (iv) the proceedings taken by the Company in connection with the authorization of the Sales Agreement and Sales Agreement Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate and other records, agreements, instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered relevant and necessary in connection with the opinion hereinafter expressed.

Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that, when (i) the Sales Agreement Shares have been issued by the Company against payment of the agreed-upon consideration therefor in accordance with the provisions of the Sales Agreement, and (ii) the due registration of issuance and constructive delivery through book entry of such Sales Agreement Shares, then, upon the happening of such events, such Sales Agreement Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion assumes that (a) the Registration Statement and any amendments relating thereto will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Sales Agreement Shares are issued, (1) there will not have occurred any change in the law or in the Certificate of Incorporation or Bylaws affecting the issuance of such Sales Agreement Shares, and (2) no relevant corporate actions will have been modified or rescinded, (d) the Sales Agreement Shares will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of Common Stock under the Certificate of Incorporation, (e) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware, and (f) future issuances of Sales Agreement Shares will be made in accordance with the parameters established by a Pricing Committee of the Board of Directors, as such parameters may be established from time to time.

August 10, 2026

As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others as to the accuracy of such factual matters, in each case, without any independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents and proceedings submitted to us for review, (b) that each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, certificates, documents and records we have reviewed, and (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinion set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinion. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Sales Agreement Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by referenced into the Registration Statement and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion letter.

Very truly yours,

/s/ FAEGRE DRINKER BIDDLE & REATH LLP

FAEGRE DRINKER BIDDLE & REATH LLP